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                                                                    EXHIBIT 99.4

                               ACP HOLDING COMPANY
                               2121 BROOKS AVENUE
                             NEENAH, WISCONSIN 54956

                                  May 22, 2006

MacKay Shields LLC                           Citicorp Mezzanine III, L.P.
9 West 57th Street, 33rd Floor               Citicorp Capital Investors, Ltd.
New York, NY 10019                           CVC Capital Funding, LP
                                             399 Park Avenue
Attention: Lucille Protas                    New York, NY 10043
           Chief Administrative Officer
                                             Attention: Richard E. Mayberry, Jr.
                                                        Managing Director

     Re: Transfer Notice and First Option

Ladies and Gentlemen:

     We have received your letter dated May 19, 2006, and the Securities Purchase Agreement attached thereto as Exhibit A, constituting the Transfer Notice and First Option with respect to the proposed Transfers described therein as required by the Stockholders Agreement dated as of October 8, 2003 (the "Stockholders Agreement"). Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to those terms in the Stockholders Agreement.

     The Board of Directors of ACP Holding Company ("ACP") has determined not to accept either First Option.

     As you requested, notwithstanding anything to the contrary in the Stockholders Agreement, ACP hereby waives any right to receive from a Tag-Along Participating Stockholder a First Option prior to consummating any Tag-Along Transaction offered by MacKay or the Citicorp Stockholders in connection with the transactions described in the Transfer Notice and First Option.

     As you requested, ACP agrees to extend the Observation Rights described in
Section 3(g) of the Securities Purchase Agreement to any Continuing Major Seller as defined therein.

     In response to your request regarding 5% Stockholders, attached is a list, as of May 15, 2006, of the record holders of ACP common stock, along with securities position reports for the common stock and the warrants. The information known to ACP with respect to known 5% beneficial owners is included in Item 12 of Neenah Foundry Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005. ACP has previously provided information known to it regarding the ownership of ACP common stock and warrants, and will be happy to reasonably cooperate with any inquiries you may wish to pursue.

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                                        Sincerely,

                                        ACP HOLDING COMPANY


                                        /s/ William M. Barrett
                                        ----------------------------------------
                                        William M. Barrett
                                        President and Chief Executive Officer

Enclosures

cc: Geoffrey W. Levin (Kirkland & Ellis LLP)
    Ronald R. Jewell (Dechert LLP)
    Michael Walsh (Weil, Gotshal & Manges LLP)